United States securities and exchange commission logo





                      May 18, 2023

       Ross Muken
       Chief Financial Officer
       SOPHiA GENETICS SA
       185 Dartmouth Street Floor 5
       Boston, MA 02116

                                                        Re: SOPHiA GENETICS SA
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 7, 2023
                                                            File No. 001-40627

       Dear Ross Muken:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences